RSE Collection, LLC

41 W.25th St. | 8th Floor | New York, NY 10010

PROPOSED ASSET ACQUISITION TERMS:

Key Deal Points:

You are the exclusive unencumbered owner (“Seller”) of a collector car, which you have honestly and accurately represented to the best of your ability and knowledge regarding the car (the “Asset”).

You are partnering with Rally Rd.TM to offer the Asset for sale on our platform with the goal of crowd funding liquidity for the Asset (the “Offering”).

You and Rally Rd.TM will agree to a price for the Asset (“Consideration”). The Consideration will consist of “Cash” (which gets paid at the close of a successful Offering), plus, at your option, “Equity” (which allows you to participate in a percentage of any potential future appreciation of the Asset).

Rally Rd.TM will be the exclusive seller of the Asset for a period of time (ex. 3 months, the “Period”).

Your Rights & Obligations:

You always maintain possession of the Asset throughout the Period. As such, we ask that you maintain the Asset in a manner consistent with how it was maintained prior to the Period.

During the Period, you will allow Rally Rd.TM reasonable access the Asset for the creation of marketing materials.

The Results:

Upon completing a successful Offering, you will promptly receive full payment of the Consideration. Rally Rd.TM will assume title and take possession of the Asset (unless otherwise mutually agreed to by Rally Rd. and Seller). And, if you elected to retain any Equity in the Asset, it will be issued to you by Rally Rd.TM

In the unlikely event the Offering is unsuccessful, you can choose to: (1) accept the amount raised through the Offering at the close of the Period (the amount of Cash owed will be reduced accordingly), (2) relist the asset with Rally Rd.TM under mutually agreed upon amended acquisition terms, or (3) retain full title to the Asset.

RSE Collection, LLC

41 W.25th St. | 8th Floor | New York, NY 10010

Transaction Details:

Seller: Stewart’s Classics of Colorado LLC

Asset:1989 Porsche Speedster, Sliver / Marine Blue, Matching Numbers Engine and Transmission, formerly owned by Jerry Seinfeld.

Mileage: ~10,800 miles, VIN: WP0EB091XKS173673

Period:July 1, 2018 – September 30, 2018

Offering:The following is a proposed transaction structure, subject to modification with mutual approval of Rally Rd. and Seller:

Total Offering Value = $165,000 “market cap”

Less - Fees, Costs & Expenses:

Asset Account = ($1,000) cash account for future op ex

Servicing Cost =  ($0.00) servicing + refurbishment

Deal Expenses = ($1,979) broker fees, asset registration

Rally Rd. Fees = ($2,021) deal structuring

Seller Consideration =$160,000

Cash =      $61,000

Equity =    $99,000

Other Terms:

-Asset to be stored at Seller’s Ferrari dealership, aka Ferrari of Denver, for an initial period of 90 days, free of charge.  At the request of Rally Rd., via email, and with Seller’s sole consent, free extensions may be granted by Seller for a period of time determined by and at the Seller’s sole discretion.  If an extension is not granted, Rally Rd. has 45 days to remove the vehicle from Seller’s premises.

-Rally Rd. shall be permitted to put reasonable Rally Rd. branding adjacent to Asset, subject to the approval of Seller.

-Upon Seller divesting of its equity position so that it no longer retains a majority of the outstanding equity shares, Rally Rd. shall take possession of the Asset, or continue to store the Asset at Seller’s facility subject to mutually agreeable terms between Seller and Rally Rd.

-Rally Rd. shall insure the Asset for its full value after the close of the Offering, and immediately provide Seller with a Certificate of Insurance acceptable to Seller.

RSE Collection, LLC

41 W.25th St. | 8th Floor | New York, NY 10010

-The Seller shall provide any maintenance or other services on the Asset only upon request by Rally Rd. and at its then current internal cost (i.e., cost its Service Department charges it’s Sales Department).

-Seller shall endeavor to promote the Offering through available marketing channels (direct email, events, etc.)

-Rally Rd. will market to its user base that the Asset was sourced from Ferrari of Denver and that the Asset will be on display at the Seller’s location.

-Rally Rd. will create a link on the Asset’s page(s) and marketing material about the Asset to the Seller’s website

-Rally Rd. will provide personnel and marketing support for the Asset at a minimum of one of the Seller’s events in 2018

SELLER: /s/ Michael ParchmentRALLY RD.: /s/ Christopher J. Bruno

NAME:Stewart’s Classics of Colorado, LLCNAME: RSE Collection, LLC

BY: Michael ParchmentBY: Christopher J. Bruno

DATE: 6/21/2018DATE: 6/21/2018